                            SCHEDULE 14A INFORMATION
           PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934
                               (AMENDMENT NO. ___)

Filed by the Registrant    [X]

Filed by a Party other than the Registrant  [  ]

Check the appropriate box:

[ ]      Preliminary Proxy Statement

[ ]      Confidential, for Use of Commission Only (as permitted by
         Rule 14a-6(e)(2))

[X]      Definitive Proxy Statement

[ ]      Definitive Additional Materials

[ ]      Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                 INTERLAND, INC.

--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
      (Name of Person(s) filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]   No fee required.

[ ]   Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
      0-11.

      (1)    Title of each class of securities to which transaction applies:

      (2)    Aggregate number of securities to which transaction applies:

      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

      (4)    Proposed maximum aggregate value of transaction:

      (5)    Total fee paid:

[ ]   Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      (1)    Amount Previously Paid:

      (2)    Form, Schedule or Registration Statement No.:

      (3)    Filing Party:

      (4)    Date Filed:

[INTERLAND LOGO OMITTED]




                                INTERLAND, INC.
                    303 Peachtree Center Avenue, Suite 500
                             Atlanta, Georgia 30303

                             --------------------

                                March 20, 2002


TO OUR SHAREHOLDERS:


     You are cordially invited to attend the 2001 Annual Meeting of Shareholders of Interland, Inc. to be held at our offices located at 303 Peachtree Center Avenue, Suite 500, Atlanta, Georgia, on April 24, 2002, at 10 a.m. Eastern Time. The matters expected to be acted upon at the meeting are described in detail in the accompanying notice of annual meeting of shareholders and proxy statement.


     Please use this opportunity to take part in Interland's affairs by voting on the business to come before this meeting. Whether or not you plan to attend the meeting in person, please complete, date, sign and promptly return the enclosed proxy in the enclosed postage-paid envelope before the meeting so that your shares will be represented at the meeting. Returning the proxy does not deprive you of your right to attend the meeting and to vote your shares in person.


     We hope to see you at the meeting.



                                         Sincerely,



                                         /s/ Joel S. Kocher
                                         --------------------------
                                         Joel J. Kocher
                                         Chairman of the Board
                                         and Chief Executive Officer

[INTERLAND LOGO OMITTED]




                                INTERLAND, INC.
                    303 Peachtree Center Avenue, Suite 500
                            Atlanta, Georgia 30303

                        -------------------------------
                 NOTICE OF 2001 ANNUAL MEETING OF SHAREHOLDERS
                        -------------------------------

TO OUR SHAREHOLDERS:

     Notice is Hereby Given that the 2001 Annual Meeting of Shareholders of Interland, Inc., a Minnesota corporation ("Interland" or the "Company") will be held on Wednesday, April 24, 2002, at 10:00 a.m., Eastern Time, at the Company's offices at 303 Peachtree Center Avenue, Suite 500, Atlanta, Georgia, for the following purposes:

   1.  To approve the Company's 2002 Equity Incentive Plan.

   2. To approve an amendment to the Company's Articles of Incorporation to increase the authorized number of shares of Common Stock from 200,000,000 to 210,000,000 shares.

   3. To transact such other business as may properly come before the meeting or any adjournment(s) or postponement(s) thereof.

     These items of business are more fully described in the proxy statement accompanying this notice. Only shareholders of record at the close of business on March 1, 2002 are entitled to notice of, and to vote at, the meeting or any adjournment of the meeting.


   Your vote is important, regardless of the number of shares that you own.

     All shareholders are cordially invited to attend the meeting in person. Shareholders will be required to furnish proof of ownership of the Company's common stock before being admitted to the meeting. Shareholders holding shares in the name of a broker, bank or other nominee must bring a statement from the broker, bank or nominee confirming their ownership of the Company's common stock.

     To ensure your representation at the meeting in the event you cannot attend, you are urged to return a proxy as soon as possible. Shareholders may vote, sign, date and return the enclosed proxy in the postage-prepaid envelope provided. As an alternative to using the paper proxy to vote, shareholders may vote electronically via the Internet or by telephone. Please see the proxy statement for additional details. Shareholders attending the meeting may vote in person, even if they have returned a proxy.

     Financial and other information about the Company is contained in the enclosed Annual Report and Form 10-K for the fiscal year ended August 31, 2001.


                                              By Order of the Board of
                                              Directors,

                                              /s/ Allen L. Shulman
                                              -------------------------------
                                              Allen L. Shulman,
                                              Corporate Secretary
Atlanta, Georgia
March 20, 2002

     Whether or not you plan to attend the meeting, please complete, date, sign and promptly return the accompanying proxy in the enclosed postage-paid envelope so that your shares may be represented at the meeting.

                                INTERLAND, INC.
                    303 Peachtree Center Avenue, Suite 500
                             Atlanta, Georgia 30303

                             ---------------------
                                PROXY STATEMENT
                      2001 ANNUAL MEETING OF SHAREHOLDERS
                             ---------------------

General

     The enclosed proxy is solicited on behalf of the board of directors of Interland, Inc., a Minnesota corporation (the "Company"), for use at the annual meeting of shareholders to be held on Wednesday, April 24, 2002, at 10:00 a.m., Eastern Time, or at any adjournment or postponement of the meeting. The meeting will be held at the Company's offices at 303 Peachtree Center Avenue, Suite 500, Atlanta, Georgia. The purposes of the meeting are described in this proxy statement and the accompanying Notice of 2001 Annual Meeting of Shareholders. This proxy statement and the enclosed proxy are first being mailed on or about March 20, 2001 to all shareholders entitled to vote at the meeting. An Annual Report to shareholders for the fiscal year ended August 31, 2001 is enclosed with this proxy statement.

     The Company's principal executive offices are located at 303 Peachtree Center Avenue, Suite 500, Atlanta, Georgia 30303 and its telephone number is
(404) 260-2477.


Voting of Proxies

     By executing and returning the proxy either by returning the paper proxy or by submitting your proxy by telephone or electronically via the Internet, you are authorizing Joel J. Kocher and David A. Buckel to represent you and vote your shares at the meeting according to your instructions.

     Shareholders with shares held directly or in an account at a brokerage firm may vote those shares by calling the telephone number or accessing the Internet site referenced in your voting form. Votes submitted electronically by the Internet or telephone must be received by midnight, Eastern Time, on April 23, 2002.

     The Internet voting procedures are designed to authenticate shareholder identities, to allow shareholders to give their voting instructions and to confirm that the shareholders' instructions have been recorded properly. Shareholders voting via the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that must be born by the shareholder.

     The giving of a proxy will not affect your right to vote in person should you decide to attend the meeting. Shareholders holding shares in the name of a broker or other nominee who wish to vote in person at the meeting must bring a statement from the broker or nominee confirming ownership of the Company's common stock.


Revocability of Proxies

     A person giving a proxy may revoke it at any time before it is voted by delivering to the Company a written notice of revocation or a duly executed proxy bearing a later date or by attending the meeting and voting in person. Please note, however, that if a shareholder's shares are held of record by a broker, bank or other nominee and that shareholder wishes to vote at the meeting, the shareholder must bring to the meeting a statement from the broker, bank or other nominee confirming that shareholder's beneficial ownership of shares.


Expenses of Soliciting Proxies

     The Company will bear the cost of soliciting proxies. In addition, the Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners. The Company's directors, officers and employees may solicit proxies personally or by telephone, facsimile, telegram or by electronic means without additional compensation.


                    VOTING SECURITIES AND PRINCIPAL HOLDERS


Record Date

     Only shareholders of record at the close of business on March 1, 2002 (the "Record Date") are entitled to notice of and to vote at the Annual Meeting.


Outstanding Shares

     The Company has only one class of stock outstanding, the Company's common stock, $0.01 par value per share. As of the Record Date, 137,377,955 shares of common stock were issued and outstanding.


Voting Rights

     Each shareholder is entitled to one vote for each share of common stock held as of the Record Date for all matters. A majority of all votes eligible to be cast is required to establish a quorum for the transaction of business at the meeting. Shares that are voted "for", "against", "withhold" or "abstain" are treated as present at the meeting for the purposes of establishing a quorum and are also treated as shares entitled to vote at the meeting (the "Votes Cast") with respect to each matter. Abstentions will have the same effect as votes against a proposal. Broker non-votes will be counted for the purpose of determining the presence or absence of a quorum for the transaction of business, but will not be counted for the purpose of determining the number of Votes Cast with respect to the particular proposal on which a broker has expressly not voted. Thus, a broker non-vote will not affect the outcome of the voting on a proposal.


                                 PROPOSAL NO. 1


                    APPROVAL OF 2002 EQUITY INCENTIVE PLAN

     Shareholders are being asked to approve the Company's 2002 Equity Incentive Plan which was adopted by the board of directors on January 29, 2002. The board of directors believes that the plan is in the best interests of the Company because it will increase the Company's ability to attract and retain employees by providing them with appropriate equity incentives. The plan plays an important role in the Company's efforts to attract and retain employees of outstanding ability.

     The Company currently has two equity compensation plans. These are the 1995 Stock Option Plan, which was approved by the shareholders, and the 2001 Equity Incentive Plan, which was not approved by the shareholders. The 2001 Equity Incentive Plan was designed to meet the "broadly based plan" exception from the shareholder approval requirements of the Nasdaq Stock Market. During the last year there have been substantial changes in the Company's business and its share ownership. The Company has implemented the 2002 Equity Incentive Plan to provide equity incentives to employees that the board of directors believes are appropriate for the Company as it currently exists. If the shareholders approve the 2002 Equity Incentive Plan at the meeting, the Company will terminate its 1995 Option Plan and its 2001 Equity Incentive Plan. If those plans are terminated, all awards currently outstanding under those plans will continue in accordance with their terms, but no further awards will be granted under those plans.

     The following is a summary of the principal features of the plan.


Shares Subject to the 2002 Equity Incentive Plan

     A total of 6,500,000 shares of the Company's common stock are reserved for issuance under the plan. This number of shares will be adjusted to reflect stock splits, stock dividends and other similar events. Any shares subject to an award granted under the plan that are forfeited or repurchased by the Company or that otherwise terminate without any shares being issued will again be available for grant and issuance under the plan. In addition, any shares issued under the plan that the Company repurchases at the original issue price will again be available for issuance under the plan.


Eligibility

     The plan provides for the grant of incentive stock options that qualify under Section 422 of the Internal Revenue Code and nonqualified stock options. Incentive stock options may only be granted to employees of the Company, including officers and directors who are also employees. Employees, officers, directors, consultants, independent contractors and advisors of the Company and any parent or subsidiary of the Company are eligible to receive all other awards under the plan. No participant is eligible to receive awards under the plan for more than 2,000,000 shares of common stock in any calendar year. However, new employees of the Company or a subsidiary of the Company (including new employees who are also directors and officers) are eligible to receive awards under the plan for up to a maximum of 4,000,000 shares in the calendar year in which they start their employment with the Company. As of August 31, 2001, approximately 1,000 individuals were eligible to participate in the plan.



Administration

     The compensation committee of the board administers the plan. The members of the committee are appointed by the board and are "non-employee directors," as defined for purposes of Section 16 of the Securities Exchange Act and "outside directors" as defined for purposes of Section 162(m) of the Internal Revenue Code. The compensation committee currently consists of John B. Balousek and Robert Lee.

     Subject to the terms of the plan, the compensation committee determines the persons who are to receive options under the plan, the number of shares subject to each option and the terms and conditions of options. The compensation committee has authorized the Company's Chief Executive Officer to make option grants to non-officer employees based on the grade and salary level of the employee and guidelines established by the compensation committee. The compensation committee also has the authority to construe and interpret the provisions of the plan and of awards granted under the plan.


Termination

     Unless earlier terminated by the board of directors, the 2002 Equity Incentive Plan will terminate in January 2012.


Terms of the Options

     The 2002 Equity Incentive Plan permits the Company to grant stock options that are intended to qualify either as incentive options or nonqualified options. The exercise price of incentive options must be equal to the fair market value of the Company's common stock on the date the option is granted. In the case of an incentive option granted to a 10% stockholder, the exercise price must be at least 110% of the fair market value of the Company's common stock on the date the option is granted. The exercise price of nonqualified stock options may be less than the fair market value of the Company's common stock on the date of grant but must be more than par value. The closing price of the Company's common stock on March 1, 2002 on the Nasdaq National Market was $1.81 per share. Options have a maximum term of ten years.

     Option holders may pay the exercise price for shares in cash or by check. In addition, if permitted by law and approved by the compensation committee, option holders may pay the exercise price by one or any combination of the following: cancellation of indebtedness the Company owes to the option holder; surrender of shares of common stock, as long as the option holder has owned the shares for at least six months or acquired the shares in the open market and the shares surrendered have a fair market value on the date of surrender equal to the total exercise price of the option; tender of a full recourse, interest-bearing promissory note; waiver of compensation due to or accrued by the option holder for services rendered; or through a "same-day sale" commitment from the option holder and an NASD broker.

     Options granted under the plan generally expire and are no longer exercisable 30 days after the termination of the option holder's service to the Company or a subsidiary of the Company, except in the case of termination for death, disability or for cause. In the event of termination for death or disability, the options generally may be exercised up to 12 months following the date of death or termination of service for disability to the extent the options were exercisable on the date of termination. Options generally expire and are no longer exercisable on the termination date if an employee is terminated for cause. Options cease vesting on the date of death or other termination of service.


Transferability

     Generally, awards under the 2002 Equity Incentive Plan may not be transferred, other than by will or the laws of descent and distribution, and may be exercised during the option holder's life, only by the option holder, the option holder's legal representative or certain members of the option holder's family who acquired the award by a transfer not for value as a gift or by a domestic relations order.


Change in Control

     If one or more of the corporate transactions specified in the plan occurs, the successor corporation may assume or replace any or all outstanding awards. If awards are not assumed or replaced, the vesting of such awards will accelerate and all outstanding options will become exercisable in full before completion of the transaction. Any options not exercised before the transaction will expire.


Amendment of the Plan

     The board may at any time terminate or amend the plan, including any form of award agreement or other document under the plan. Amendments to the plan are not required to be submitted for stockholder approval except as required by law.


Federal Income Tax Information

     The following is a general summary as of the date of this proxy statement of the federal income tax consequences to the Company and participants under the 2002 Equity Incentive Plan. The federal tax laws may change and the federal, state and local tax consequences for any participant will depend upon his or her individual circumstances. Each participant has been and is encouraged to seek the advice of a qualified tax advisor regarding the tax consequences of participation in the plan.

     Incentive Stock Options. A participant will recognize no income upon grant of an incentive stock option and will incur no tax on its exercise unless the participant is subject to the alternative minimum tax. If the participant holds the shares acquired upon exercise of an incentive stock option for more than one year after the option was exercised and for more than two years after the option was granted, generally any gain or loss upon disposition of the shares will be long-term capital gain or loss, rather than ordinary income or loss. This amount of this gain or loss will be equal to the difference between the amount realized upon the disposition and the option exercise price.

     If the participant disposes of shares acquired upon exercise of an incentive stock option shares before the expiration of either required holding period, then the gain realized, up to the difference between the fair market value of the shares on the date of exercise and the option exercise price, will be ordinary income. Any additional gain will be long-term or short-term capital gain, depending upon how long the participant holds the shares.

     Alternative Minimum Tax. The difference between the fair market value of the shares acquired upon exercise of an incentive stock option on the date of exercise and the exercise price is an adjustment to income for purposes of the alternative minimum tax. Taxpayers must pay alternative minimum tax if the amount of the alternative minimum tax is more than their regular income tax. The amount of the alternative minimum tax is 26% of an individual taxpayer's alternative minimum taxable income and 28% in the case of alternative minimum taxable income over $175,000. The alternative minimum tax is 20% for alternative minimum taxable income that would otherwise have been taxable as net capital gain.

Alternative minimum taxable income is determined by adjusting regular taxable income for certain items, increasing that income by specified tax preference items and reducing this amount by the applicable exemption amount, which is $49,000 in the case of a joint return and $37,500 in the case of an unmarried person, subject to reduction under certain circumstances. The difference between the fair market value of shares acquired upon exercise of an incentive stock option on the date of exercise and the exercise price is a tax preference item for this purpose. If the taxpayer disposes of the shares before either required holding period expires, but the disposition occurs in the same calendar year as exercise of the incentive stock option, there is no alternative minimum tax adjustment for those shares. Also, upon a sale of shares after expiration of the holding periods, alternative minimum taxable income is reduced in the year of sale by the excess of the fair market value of the shares at exercise over the amount paid for the shares.

     Nonqualified Stock Options. A participant will not recognize any taxable income at the time a nonqualified stock option is granted. Upon exercise of a nonqualified stock option for vested shares, the participant must include in income as compensation an amount equal to the difference between the fair market value of the shares on the date of exercise and the participant's exercise price. The participant must treat the included amount as ordinary income. The included amount may be subject to withholding by the Company, either by payment in cash or withholding out of the shares to be received. When the participant sells the shares, any subsequent appreciation or depreciation in the value of the shares will be treated as capital gain or loss.

     Tax Treatment of the Company. The Company generally will be entitled to a deduction in connection with the exercise of a nonqualified stock option by a domestic employee to the extent that the participant recognizes ordinary income and the Company withholds tax. The Company will be entitled to a deduction in connection with the disposition of shares acquired upon exercise of an incentive stock option only to the extent that the participant recognizes ordinary income on a disposition of shares before the expiration of the required holding periods.


ERISA

     The plan is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974.


New Plan Benefits

     The number of shares subject to future option grants under the 2002 Equity Incentive Plan is not determinable because, under the terms of the plan, grants are made in the discretion of the compensation committee or its designees. Future option exercise prices under the 2002 Equity Incentive Plan are not determinable because they are based upon the fair market value of the Company's common stock on the date of grant.


                            THE BOARD OF DIRECTORS
                      RECOMMENDS A VOTE FOR THE APPROVAL
                       OF THE 2002 EQUITY INCENTIVE PLAN.

                             ---------------------

                                 PROPOSAL NO. 2


                  AMENDMENT TO THE ARTICLES OF INCORPORATION
               TO INCREASE THE AUTHORIZED SHARES OF COMMON STOCK

     The Company's articles of incorporation authorize the Company to issue up to 200,000,000 shares of common stock. This proposal would amend the articles of incorporation to authorize the Company to issue up to 210,000,000 shares of common stock. As of March 1, 2002, 158,342,930 of the 200,000,000 authorized shares had been used or reserved for use as follows:

      o  137,377,955 shares were issued and outstanding;

      o 13,250,437 shares were reserved for issuance upon exercise of stock options;

      o  4,767,543 shares were reserved for issuance upon exercise of warrants;
         and


      o 2,946,995 shares were reserved for future grants under equity incentive and stock purchase plans.


Therefore, there were 41,657,070 shares remaining as of March 1, 2002.


     This increase of 10 million shares will give the Company greater flexibility for stock splits and stock dividends, grants under employee stock incentive and purchase plans, financings, mergers and acquisitions and for other general corporate purposes.


     Under the proposed amendment to the articles of incorporation, the additional shares of common stock would be available for issuance without further shareholder action, unless shareholder action is otherwise required by Minnesota law or the rules of The Nasdaq Stock Market or any stock exchange on which the common stock may then be listed or quoted. The additional authorized shares would be part of the existing class of common stock and would not affect the terms of the common stock or the rights of the holders of common stock. Current shareholders will not have automatic rights to purchase any of the additional authorized shares. Any future issuance of additional authorized shares of common stock will decrease the existing shareholders' equity ownership and may have a dilutive effect on the rights of those holding common stock at the time the additional authorized shares are issued. The Company has no current arrangements, understandings or plans to issue a material amount of shares of common stock, other than shares reserved to cover past and future grants under existing incentive plans.


     Although the proposal to increase the number of authorized shares of common stock has been prompted by business and financial considerations, shareholders should be aware that one of the effects of the amendment may be to facilitate future efforts by the Company to deter or prevent changes in or removal of management or changes in control of the Company. This could include changes in control that are favored by a majority of the independent shareholders or in which the shareholders might otherwise receive a premium for their shares over then-current market prices or benefit in some other manner. The Company is not aware of any effort to accumulate its securities or obtain control of the Company through a tender offer, proxy contest or otherwise.


     The Company's articles of incorporation and bylaws contain provisions that could have an anti-takeover effect, including the following:


   --  shareholders may only take action at a meeting or by written consent;


   -- shareholders must notify the board of directors in advance of shareholder-sponsored proposals for consideration at annual meetings and for shareholder nominations for the election of directors;


   -- vacancies on the board of directors may be filled by the board by majority vote of the directors then in office, and the term of the directors appointed to fill vacancies on the board will last until the first annual meeting of shareholders to take place after August 6, 2003; and


   -- special meetings of shareholders may only be called by the Chairman of the Board, the President or by the board of directors, or a shareholder holding 10% of the outstanding stock, except that a shareholder must hold 25% of the outstanding stock to call a special meeting that relates to a business combination.


     In addition, the articles of incorporation grants authority to the board of directors to fix the designations, powers, preferences, rights, qualifications, limitations and restrictions of any class or series of the Company's preferred stock, which could be used for anti-takeover purposes.


                            THE BOARD OF DIRECTORS
                      RECOMMENDS A VOTE FOR THE AMENDMENT
                       TO THE ARTICLES OF INCORPORATION.

                             ---------------------

                 DESCRIPTION OF THE 2001 EQUITY INCENTIVE PLAN


     The 2001 Equity Incentive Plan resulted from the assumption and amendment and restatement of the HostPro, Inc. 2000 Equity Incentive Plan I and HostPro, Inc. 2000 Equity Incentive Plan II (the "HostPro Plans"). The Company and the Company's wholly owned subsidiary, HostPro, originally adopted the HostPro Plans on August 17, 2000, reserving a total of 10 million shares of HostPro common stock for issuance under the HostPro Plans.


     On March 22, 2001, the Company merged a wholly owned subsidiary into HostPro, with the subsidiary being the surviving corporation and taking on the name "HostPro, Inc." At the time of that merger, the Company assumed, amended and restated the HostPro Plans as the 2001 Equity Incentive Plan. In connection with that merger, the Company assumed outstanding options to purchase HostPro common stock. Each then outstanding option to purchase HostPro common stock granted under the HostPro Plans was converted into an option to purchase 0.5715 shares of the Company's common stock. At the time of the merger, options to purchase 4,027,418 shares of HostPro common stock were outstanding under the HostPro Plans.


     The 2001 Equity Incentive Plan has been designed to meet the "broadly based plans" exemption from the shareholder approval requirement for stock option plans under the Nasdaq Stock Market listing requirements. No more than 50% of the total number of shares subject to options or restricted stock awards granted under the plan may be issued to officers and directors of the Company or any subsidiary of the Company, or any other person whose transactions in the Company's common stock are subject to Section 16 of the Securities Exchange Act and persons who are not employees or subject to Section 16 must receive at least 50% of all options and restricted stock awards granted under the plan.


     A total of 6,858,000 shares of common stock is reserved for issuance under the plan, including the shares subject to options issued under the HostPro Plans and converted into options to purchase Company common stock. This number of shares will be adjusted proportionately to reflect stock splits, stock dividends and other similar events. Any shares subject to an option or other award granted under the plan that terminates without any shares being issued will again be available for grant and issuance under the plan. In addition, any shares issued under the plan that the Company repurchases at the original issue price will again be available for issuance under the plan.


     The terms and conditions of the 2001 Equity Incentive Plan are substantially the same as the 2002 Equity Incentive Plan, except that the 2001 Equity Incentive Plan does not provide for the grant of incentive stock options, does not comply with the requirement for tax deductibility under
Section 162(m) of the Internal Revenue Code and adoption of and amendments to the 2001 Equity Incentive Plan do not require approval of the shareholders. In addition, the 2001 Equity Incentive Plan provides for the grant of restricted stock awards, while the 2002 Equity Incentive Plan does not.


     As of August 31, 2001,options to purchase a total of 4,828,384 shares of the Company's common stock were outstanding under the 2001 Equity Incentive Plan. As of that date, no shares had been issued under the plan upon exercise of options, and there were 2,029,616 shares available for issuance under the plan. As of August 31, 2001, options to purchase a total of 5,053,409 shares had been granted under the plan to employees (of which options to purchase 225,025 shares had been canceled or terminated), including options to purchase a total of 1,907,360 shares to the Company's current executive officers. The Company has not awarded any shares of restricted stock under the plan. Unless earlier terminated by the board of directors, the 2001 Equity Incentive Plan will terminate in March 2011.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


     The following table sets forth ownership information with respect to the common stock of the Company, as of March 1, 2002, with respect to (i) persons known by the Company to beneficially own more than 5% of the Company's common stock, (ii) each director of the Company, (iii) each Named Executive Officer of the Company listed in the "Summary Compensation Table" on page 10, and (iv) all current directors and executive officers of the Company as a group:

                                                                Interland, Inc.
                                                                 Common Stock
                                                         -----------------------------
                                                            Amount and
                                                            Nature of
                                                            Beneficial      Percent of
Name of Beneficial Owner                                   Ownership (1)      Class
------------------------                                 ---------------   -----------
     PAR Investment Partners, L.P. (2) ...............      20,000,000         14.6%
     Hartford Capital Appreciation Fund ..............      13,100,000          9.5
     Kenneth Gavranovic (3) ..........................       8,038,746          5.8
     Blum Capital Partners, L.P. (4) .................       8,000,000          5.8
     Gregg A. Mockenhaupt (5) ........................       3,412,402          2.5
     Joel J. Kocher (6) ..............................       1,792,986            *
     Robert T. Slezak (7) ............................         805,000            *
     Savino R. Ferrales (8) ..........................         255,753            *
     Lyle W. Jordan (9) ..............................         235,660            *
     Robert Lee (10) .................................         216,000            *
     Steven P. Arnold (11) ...........................         210,333            *
     John B. Balousek (12) ...........................         128,000            *
     Michael S. Adkins (13) ..........................         103,735            *
     Cliff C. Luckey (14) ............................          36,415            *
     Barbara A. Gibson (15) ..........................          36,073            *
     All current directors and executive officers as a
       Group (14 persons) (16) .......................      15,268,584         10.9%

----------
*     Less than 1%

(1) Unless otherwise indicated below, the persons and entities named in the table have sole voting and investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

(2) Represents 20,000,000 shares held by Par Investment Partners, L.P., of which Par Group, L.P. and Par Capital Management, Inc. are general partners.

(3) Includes 278,964 shares subject to options held by Mr. Gavranovic that are exercisable within 60 days of March 1, 2002. Does not include an aggregate of 60,442 shares issuable to Mr. Gavranovic's mother pursuant to exercisable options, with respect to which Mr. Gavranovic disclaims beneficial ownership.

(4) Represents 3,578,600 shares held by Carpenter's Pension Trust for Southern California, 502,900 shares held by United Brotherhood of Carpenters Pension Fund, 224,100 shares held by The Common Fund Multi-Strategy Equity Fund, 2,027,700 shares held by Stinson Capital Partners, L.P., 688,900 shares held by Stinson Capital Partners II, L.P., 603,900 shares held by Stinson Capital Partners III, L.P., 84,800 shares held by BK Capital Partners IV, L.P. and 289,100 shares held by Stinson Capital Fund (Cayman), Ltd. Blum Capital Partners, L.P. manages the aforementioned investment funds. Richard C. Blum & Associates, Inc. is the sole general partner of Blum Capital Partners. Richard C. Blum is the Chairman and a substantial shareholder of Richard C. Blum & Associates and disclaims any beneficial ownership to the shares held by the aforementioned investment funds except to the extent of any pecuniary interest therein.

(5) Represents 3,316,082 shares held by Crest Communication Partners L.P. and 96,320 shares held by Crest Enterprises Fund L.P. Mr. Mockenhaupt is a managing director of Crest Partners II, LLC, which is the general partner of Crest Communications Partners L.P. and Crest Entrepreneurs Fund L.P. Mr. Mockenhaupt disclaims beneficial ownership of the shares held by these funds, except to the extent of his pecuniary interest in such funds.

(6) Includes 1,592,986 shares subject to options held by Mr. Kocher that are exercisable within 60 days of March 1, 2002.

(7) Includes 800,000 shares held by Robert T. Slezak & Jane G. Slezak, Cotrustees of the Robert T. Slezak Trust dated July 8, 1999.

(8) Represents 255,441 shares subject to options held by Mr. Ferrales that are exercisable within 60 days of March 1, 2002 and 312 shares held in a unitized stock fund under the Company's qualified 401(k) retirement plan that invests solely in the common stock of the Company.

(9) Includes 233,660 shares subject to options held by Mr. Jordan that are exercisable within 60 days of March 1, 2002.

(10) Includes 200,000 shares held by Robert and Carolyn C. Lee, trustees for the 1986 Lee Family Trust, dated 12/4/86 and 3,000 shares subject to options held by Mr. Lee that are exercisable within 60 days of March 1, 2002.

(11) Includes 209,333 shares subject to options held by Mr. Arnold that are exercisable within 60 days of March 1, 2002.

(12) Includes 100,000 shares held by The Balousek Family Limited Partnership DTD 1/8/99 and 16,000 shares subject to options held by Mr. Balousek that are exercisable within 60 days of March 1, 2002.

(13) Includes 400 shares that are held by Mr. Adkins' spouse for benefit of his minor children and 101,685 shares subject to options held by Mr. Adkins that are exercisable within 60 days of March 1, 2002.

(14) Includes 36,193 shares subject to options held by Mr. Luckey that are exercisable within 60 days of March 1, 2002 and 222 shares held in a unitized stock fund under the Company's qualified 401(k) retirement plan that invests solely in the common stock of the Company.

(15) Represents 36,073 shares subject to options held by Ms. Gibson that are exercisable within 60 days of March 1, 2002.

(16) Includes 2,658,241 shares subject to options held by all current directors and executive officers as a group (14 persons) that are exercisable within 60 days of March 1, 2002 and approximately 3,073 shares held in a unitized stock fund under the Company's qualified 401(k) retirement plan which invests solely in the common stock of the Company by directors and officers as a group (3 persons).


                             EXECUTIVE COMPENSATION


     The following table sets forth the cash and non-cash compensation for each of the last three fiscal years for services rendered to the Company, its predecessors and its subsidiaries, awarded to or earned by (a) any individual who served as Chief Executive Officer of the Company during fiscal 2001 (b) each of the other four most highly compensated executive officers of the Company who were serving as executive officers at the end of fiscal 2001 whose combined salary and bonus earned in fiscal 2001 exceeded $100,000 and (c) two additional former executive officers who each would have been one of the other four most highly compensated executive officers of the Company had he been serving as an executive officer at the end of fiscal 2001 (collectively, the "Named Executive Officers"):

                           SUMMARY COMPENSATION TABLE

                                                                                           Long-Term
                                                                                         Compensation
                                                       Annual Compensation                  Awards
                                           ------------------------------------------- ----------------
                                                                           Other          Securities              All
                                   Fiscal                                 Annual          Underlying             Other
Name and Principal Position         Year    Salary (1)   Bonus (2)   Compensation (3)       Options        Compensation (4)
--------------------------------- -------- ------------ ----------- ------------------ ---------------- ----------------------
Joel J. Kocher .................. 2001     $495,597     $     --            --             1,428,700 (5)   $       --
 Chairman, President, and         2000      450,000      351,885            --               514,350 (6)      267,807 (7)
 Chief Executive Officer          1999      448,077      255,768            --                50,000 (8)        3,670 (9)

Steven P. Arnold ................ 2001     $267,053     $ 56,250        28,286(10)            80,003(11)   $  500,000(12)
 Vice President                   2000      220,000      100,010            --                50,000(13)      --
 Legal and General Counsel        1999      200,000       82,116            --                64,000(14)      --

Lyle W. Jordan .................. 2001     $315,532     $     --            --               114,299(15)   $2,645,514(16)
 Former Senior Vice President     2000      350,000       74,477            --                    --               --
 and Group General Manager        1999      248,462      116,553            --                    --               --

Savino R. Ferrales .............. 2001     $276,000     $ 42,525            --               250,000(17)   $  270,000(18)
 Senior Vice President            2000      260,000      114,869            --               125,725(19)        7,000
 Human Resources                  1999      230,000       96,562            --                20,000(20)        3,000

Michael S. Adkins ............... 2001     $218,469     $104,465            --               137,159(21)   $  600,000(22)
 Former Senior Vice President and 2000      237,115      161,781            --               114,300(23)       12,424
 Group General Manager            1999      210,096      145,000            --                70,000(24)        7,630

Barbara A. Gibson ............... 2001     $214,000     $ 28,000            --               150,000(25)           --
 Vice President                   2000      100,000       32,375            --                    --       $   20,000(26)
 Public Relations                 1999           --           --            --                    --               --

Cliff C. Luckey ................. 2001     $182,762     $ 27,930            --               241,439(27)   $   20,000(28)
 Vice President Engineering       2000           --           --            --                    --               --
 and Data Center Operations       1999           --           --            --                    --               --

----------
(1) Includes compensation deferred by the employee under the Company's qualified 401(k) retirement plans.

(2) Includes amounts paid under the Company's profit sharing plans and amounts awarded and paid under the Management and Executive Incentive Plan (the "Incentive Plan," formerly the Micron Electronics, Inc. Executive Bonus Plan) for fiscal 2001 and earned and paid under the Incentive Plan for prior fiscal years.

(3) Excludes certain perquisites and other amounts that in the aggregate did not exceed the lesser of $50,000 or 10% of the total annual salary and bonuses for the officer.

(4) Except as otherwise noted, consists of contributions made by the Company under qualified 401(k) retirement plans and cash paid under sabbatical and time-off plans.

(5) Represents an option to purchase 250,000 shares of the Company's common stock granted under the Company's 1995 Stock Option Plan and an option originally granted to purchase shares of the common stock of HostPro, Inc., a wholly owned subsidiary of the Company, pursuant to the HostPro, Inc. 2000 Equity Incentive Plan I or the HostPro, Inc. 2000 Equity Incentive Plan II. The options granted under the HostPro plans were converted into options to purchase 1,178,700 shares of the Company's common stock under the Company's 2001 Equity Incentive Plan as of March 22, 2001.

(6) Represents an option that was originally granted to purchase HostPro, Inc., a subsidiary of the Company, common stock, which was subsequently converted into options to purchase 514,350 shares of the Company's common stock under the Company's 2001 Equity Incentive Plan.

(7) Includes payment of $265,254 by the Company for relocation costs, including, in certain instances, reimbursement for related taxes.

(8) Represents an option to purchase 50,000 shares of the Company's common stock granted under the Company's 1995 Stock Option Plan.

(9) Represents payment of $3,670 by the Company for commuting related expenses.

(10)  Represents a deferred bonus payment for prior years paid in fiscal 2001.

(11) Represents an option to purchase 50,000 shares of the Company's common stock granted under the Company's 1995 Stock Option Plan and an option originally granted to purchase shares of the common stock of HostPro, Inc., a wholly owned subsidiary of the Company, pursuant to the HostPro, Inc. 2000 Equity Incentive Plan I or the HostPro, Inc. 2000 Equity Incentive Plan II. The options granted under the HostPro plans were converted into options to purchase 30,003 shares of the Company's common stock under the Company's 2001 Equity Incentive Plan as of March 22, 2001.

(12)  Represents a retention bonus of $500,000 earned in fiscal 2001.

(13) Represents an option to purchase 50,000 shares of the Company's common stock granted under the Company's 1995 Stock Option Plan.

(14) Represents an option to purchase 64,000 shares of the Company's common stock granted under the Company's 1995 Stock Option Plan.

(15) Represents an option originally granted to purchase shares of the common stock of HostPro, Inc., a wholly owned subsidiary of the Company, pursuant to the HostPro, Inc. 2000 Equity Incentive Plan I or the HostPro, Inc. 2000 Equity Incentive Plan II. The options granted under the HostPro plans were converted into options to purchase 114,299 shares of the Company's common stock under the Company's 2001 Equity Incentive Plan as of March 22, 2001.

(16) Represents a retention bonus of $2,100,000 earned in fiscal 2001 and a payment of excise taxes owed by Mr. Jordan of $545,514.

(17) Represents an option to purchase 164,275 shares of the Company's common stock granted under the Company's 1995 Stock Option Plan and an option originally granted to purchase shares of the common stock of HostPro, Inc., a wholly owned subsidiary of the Company, pursuant to the HostPro, Inc. 2000 Equity Incentive Plan I or the HostPro, Inc. 2000 Equity Incentive Plan II. The options granted under the HostPro plans were converted into options to purchase 85,725 shares of the Company's common stock under the Company's 2001 Equity Incentive Plan as of March 22, 2001.

(18)  Represents a retention bonus of $270,000 earned in fiscal 2001.

(19) Represents an option to purchase 40,000 shares of the Company's common stock granted under the Company's 1995 Stock Option Plan and an option that was originally granted to purchase HostPro common stock, which was subsequently converted into options to purchase approximately 85,725 shares of the Company's common stock under the Company's 2001 Equity Incentive Plan.

(20) Represents an option to purchase 20,000 shares of the Company's common stock under the Company's 1995 Stock Option Plan.

(21) Represents an option that was originally granted to purchase HostPro, Inc., a subsidiary of the Company, common stock, which was subsequently converted into options to purchase 137,159 shares of the Company's common stock under the Company's 2001 Equity Incentive Plan.

(22)  Represents a retention bonus of $600,000 earned in fiscal 2001.

(23) Represents an option that was originally granted to purchase HostPro, Inc., a subsidiary of the Company, common stock, which was subsequently converted into options to purchase 114,300 shares of the Company's common stock under the Company's 2001 Equity Incentive Plan.

(24) Represents an option to purchase 70,000 shares of the Company's common stock granted under the Company's 1995 Stock Option Plan.

(25) Represents an option to purchase 107,138 shares of the Company's common stock granted under the Company's 1995 Stock Option Plan and an option originally granted to purchase shares of the common stock of HostPro, Inc., a wholly owned subsidiary of the Company, pursuant to the HostPro, Inc. 2000 Equity Incentive Plan I or the HostPro, Inc. 2000 Equity Incentive Plan II. The options granted under the HostPro plans were converted into options to purchase 42,862 shares of the Company's common stock under the Company's 2001 Equity Incentive Plan as of March 22, 2001.

(26)  Represents a $20,000 signing bonus received in fiscal 2000.

(27) Represents an option to purchase 150,000 shares of the Company's common stock granted under the Company's 1995 Stock Option Plan and an option originally granted to purchase shares of the common stock of HostPro, Inc., a wholly owned subsidiary of the Company, pursuant to the HostPro, Inc. 2000 Equity Incentive Plan I or the HostPro, Inc. 2000 Equity Incentive Plan II. The options granted under the HostPro plans were converted into options to purchase 91,439 shares of the Company's common stock under the Company's 2001 Equity Incentive Plan as of March 22, 2001.

(28)  Represents a $20,000 signing bonus received in fiscal 2001.


Stock Option Grants in Fiscal 2001

     The following table provides information with respect to stock options granted in fiscal 2001 to each of the Named Executive Officers. In accordance with the rules of the SEC, the table sets forth the hypothetical gains or "option spreads" that would exist for the options at the end of their respective terms based on assumed annual rates of compound stock price appreciation of 5% and 10% from the dates the options were granted to the end of the respective option terms. Actual gains, if any, on option exercises are dependent on the future performance of the Company's common stock and overall market conditions. There can be no assurance that the potential realizable values shown in this table will be achieved.



                                                                                          Potential Realizable
                                                 Individual Grants                          Value at Assumed
                             ----------------------------------------------------------     Annual Rates of
                                Number of     Percent of Total                                 Stock Price
                                Securities        Options                                    Appreciation for
                                Underlying       Granted to      Exercise                      Option Term
                                 Options        Employees in      Price     Expiration  -------------------------
Name                             Granted      Fiscal 2001 (3)   Per Share      Date          5%          10%
----                         --------------- ----------------- ----------- ------------ ----------- ------------
Joel J. Kocher .............   250,000 (1)          3.12%        $  1.20    8/06/2011    $188,668    $  478,123
                               150,000 (2)          1.87            1.20    8/06/2011     113,201       286,874
                             1,028,700 (2)         12.83            0.98   12/22/2010     634,005     1,606,693

Steven P. Arnold ...........    50,000 (1)          0.62%        $  1.20    8/06/2011    $ 37,734    $   95,625
                                30,003 (2)          0.37            0.98    1/23/2011      18,491        46,861

Lyle W. Jordan .............   114,299 (2)          1.43%        $  0.98    5/31/2002    $ 70,401    $  178,411

Savino R. Ferrales .........   164,275 (1)          2.05%        $  1.20    8/06/2011    $123,974    $  324,174
                                85,725 (2)          1.07            0.98    2/15/2011      52,834       133,891

Michael S. Adkins ..........   137,159 (2)          1.71%        $  0.98    5/31/2002    $ 84,533    $  214,224

Barbara A. Gibson ..........   107,138 (1)          1.34%        $  1.20    8/06/2011    $ 80,854    $  204,900
                                42,862 (2)          0.53            2.47   10/23/2010      66,581       168,728

Cliff C. Luckey ............   150,000 (1)          1.87%        $  1.20    8/06/2011    $113,201    $  286,874
                                91,439 (2)          1.14            3.94    9/14/2010     226,572       574,177

----------
(1) Represents options granted pursuant to the Company's 1995 Stock Option Plan that vest over four years in increments of 25% per year. Options granted pursuant to the Company's 1995 Stock Option Plan are granted as incentive stock options ("ISOs") or nonstatutory stock options ("NSOs"). ISOs are granted with an exercise price equal to 100% of the fair market value (as defined in the plan) of the Company's common stock on the date of grant. Except as otherwise noted, NSOs granted and set forth in the above table were granted with an exercise price equal to 100% of the fair market value (as defined in the plan) of the Company's common stock on the date of grant.

(2) Represents options granted pursuant to the Company's 2001 Equity Incentive Plan that vest 25% in the first year and then 2.083% monthly over the remaining 36 months. Options granted pursuant to the Company's 2001 Equity Incentive Plan are granted as ISOs or NSOs. Except for the options granted to Mr. Luckey, these options were originally options granted to purchase shares of the common stock of HostPro, Inc., a wholly owned subsidiary of the Company, pursuant to the HostPro, Inc. 2000 Equity Incentive Plan I or the HostPro, Inc. 2000 Equity Incentive Plan
      II. The exercise price of the HostPro options was equal to 100% of the fair market value of HostPro common stock on the date of grant (as determined by the HostPro board of directors). The options granted under the HostPro plans were converted into options to purchase shares of the Company's common stock as of March 22, 2001 at an exchange ratio of
      0.5715 in connection with a merger of HostPro into another wholly owned subsidiary of the Company. The number of securities underlying the options granted under the HostPro plans is stated in terms of shares of Company common stock and prices are adjusted according to the exchange ratio.

(3) Reflects percent of total options to purchase shares of the Company's common stock granted to employees during fiscal 2001.


Aggregated Option Exercises In Fiscal 2001 And Year-End Option Values

     The following table provides information regarding Company stock option exercises in fiscal 2001 by the Named Executive Officers, and the value of such officers' unexercised options at August 31, 2001:




                                                                 Number of Securities         Value of
                                                                      Underlying             Unexercised
                                                                      Unexercised           In-The-Money
                                                                   Options at Fiscal      Options at Fiscal
                                                                       Year-End               Year-End
                                Shares Acquired       Value        Exercisable (E)/       Exercisable (E)/
Name                              on Exercise       Realized       Unexercisable (U)      Unexercisable (U)
----                           -----------------   ----------   ----------------------   ------------------
Joel J. Kocher .............           --               --           1,277,961 (E)            $341,399 (E)
                                                                     1,365,088 (U)             413,534 (U)
Steven P. Arnold ...........           --               --             133,728 (E)            $  9,957 (E)
                                                                       180,281 (U)              26,245 (U)
Savino R. Ferrales .........           --               --             194,438 (E)            $ 28,450 (E)
                                                                       331,286 (U)              82,910 (U)
Michael S. Adkins ..........           --               --             205,738 (E)            $121,385 (E)
                                                                             0 (U)                   0 (U)
Lyle W. Jordan .............           --               --             227,660 (E)            $ 67,436 (E)
                                                                        94,500 (U)                   0 (U)
Barbara A. Gibson ..........           --               --              10,000 (E)            $      0 (E)
                                                                       180,000 (U)              39,641 (U)
Cliff C. Luckey ............           --               --                   0 (E)            $      0 (E)
                                                                       241,439 (U)              55,500 (U)

Compensation of Directors

     Members of the Board of Directors who are not employees of the Company or employees, officers or directors of any subsidiary or affiliate of the Company are paid an annual retainer of $40,000 (the "Annual Retainer"). The Annual Retainer is payable in arrears in equal quarterly installments within the first thirty days of each fiscal quarter to qualified directors holding office during the prior fiscal quarter. Qualified directors who hold office for less than an entire fiscal quarter receive a pro-rated portion of the Annual Retainer.

     Additionally, all directors who are not employees of the Company or its subsidiaries or affiliates are to receive a formula Nonstatutory Stock Option (a "Formula Option") of 10,000 shares of common stock upon appointment to the Board and such directors serving on the Board as of the date immediately following each annual meeting of the Company's shareholders receive a Formula Option as of the date of the meeting for 3,000 shares of common stock. In fiscal 2001, the Company granted Messrs. Lee and

Balousek each a Nonstatutory Stock Option to purchase 80,000 shares of the Company's common stock at a price of $1.20 per share under the Company's 1995 Stock Option Plan. The Company reimburses directors for travel and lodging expenses, if any, incurred in connection with attendance at Board meetings or performance of director services.


Employment and Severance Arrangements

     The Company has entered into employment and severance agreements (the "Agreements") with Mr. Kocher, Mr. Arnold, Mr. Jordan, Mr. Ferrales and Mr. Adkins and certain other officers of the Company relating to termination and compensation upon termination of the officer's active employment with the Company. The Agreements allow either the Company or the officer to terminate the officer's active employment with the Company for any reason, voluntary or involuntary, with or without cause, by providing notice to that effect in writing. The Agreements provide that during a six-month or one-year "Transition Period" following termination, the officer will continue to receive all benefits "customarily provided" to such officer while employed, including, but not limited to, salary, bonuses, executive bonuses, benefits and continued vesting of any granted stock options. "Customarily provided" refers to Company practices and plans with respect to the officer's benefits and compensation in effect as of the date of termination of the officer's active employment with the Company. However, such terminated officers will not be entitled to any new grants of interest in future executive bonuses, any new grants of stock options, or payment of any compensation under an incentive program that is deferred, due to payment criteria of such incentive program, as those criteria existed as of the date of termination of the officer's active employment with the Company, beyond the Transition Period. Certain officers, have entered into employment and severance agreements which provide for a lump sum payment of six or twelve months base salary upon non-voluntary termination, rather than for payments and benefits over a Transition Period as provided under the Agreements.


Change of Control Agreements

     A Change of Control, for purposes other than the 1995 Stock Option Plan and the 2001 Equity Incentive Plan, shall mean the acquisition by any person or entity of securities of the Company which results in such person or entity owning or controlling more of the combined voting power of the Company than does Micron Technology, Inc. ("MTI") and owning or controlling more than 35% of the voting securities of the Company or, subject to MTI owning or controlling more than 35% of the securities of the Company, the acquisition by any person or entity of more than 35% of the common stock of MTI.

     Upon a Change of Control of the Company (as defined above), a cash lump-sum payment in the amount equal to the salary payable under the Agreements shall be made to each officer in exchange for any further salary obligations thereunder. In addition, (i) the chief executive officer, president, general manager and vice president (except Area Vice Presidents as defined below) of the Company and its subsidiaries shall be entitled to receive two years base salary, (ii) each vice president of the Company and its subsidiaries not elected by the applicable board of directors ("Area Vice President") and each officer and management director of the Company and its subsidiaries not otherwise included in (i) shall receive one year base compensation or total target compensation, in each case if such employee has not received a comparable offer of employment, following such Change of Control. An employee's right to terminate employment under the Agreements shall terminate upon acceptance of such comparable offer of employment. A comparable offer of employment is defined as an agreement providing for responsibilities, status, cash compensation, benefits and location comparable to those in effect before the Change of Control as reasonably determined by the employee (with a term of three years for the chief executive officer and president, two years for the vice presidents and general managers of subsidiaries (excluding Area Vice Presidents) and one year for Area Vice Presidents, officers and management directors identified in (ii) above, providing one year's salary and benefits in the event of death and disability and which has severance consisting of continued compensation and benefits through the end of the term). All other employees of the Company and its subsidiaries not included in (i) and (ii) above shall receive six months base salary or total target compensation if the employee has not received an offer of employment providing comparable compensation, benefits and location following the Change of Control.

     The Company's Management and Executive Incentive Plan (the "Incentive Plan," formerly the Micron Electronics, Inc. Executive Bonus Plan) provides that, upon a Change of Control of the Company, the Company shall pay to each eligible executive bonuses allocated, if any, under the Incentive Plan for the current fiscal year at the maximum level established by the Board of Directors as of the most recent allocation and any bonuses that have been awarded for previous years under the Incentive Plan but not previously paid.

     Upon a Change of Control, the Company shall pay all employees such amounts, if any, that are necessary to place such employees in the same after tax position as the employees would have been in had no excise tax been imposed under Section 280G of the Internal Revenue Code of 1986, as amended (the "Code").

     A Change of Control for options granted under the 1995 Stock Option Plan, on or before August 29, 2001, shall mean the acquisition, by any person or entity, of securities of the Company which results in such person or entity owning or controlling more of the combined voting power of the Company than does MTI and owning or controlling more than 20% of the voting securities of the Company or the acquisition by any person or entity of more than 35% of the common stock of MTI. Options granted under the 1995 Stock Option Plan on or after August 30, 2001 may be assumed, converted or replaced by the successor or acquiring corporation in the event of (i) a dissolution or liquidation of the Company, (ii) a merger or consolidation in which the Company is not the surviving corporation, subject to limited exceptions, or (iii) a merger in which the Company is the surviving corporation but after which the stockholders of the Company immediately prior to such merger cease to own their shares or other equity interest in the Company, subject to limited exceptions. If such successor or acquiring corporation refuses to assume or substitute the options the vesting of such options will accelerate and the options will become exercisable in full prior to the consummation of such event. The 1995 Stock Option Plan provides that the Company may provide that the vesting of any or all options granted pursuant to the plan will accelerate and become immediately exercisable upon a Change of Control of the Company.

     Under certain circumstances, a Change of Control of the Company would result in vesting of options granted under the 2001 Equity Incentive Plan. For options granted under the 2001 Equity Incentive Plan, on or before March 22, 2001, a Change of Control shall mean the acquisition by any person or entity of securities of the Company where the Company is the Parent of HostPro, and where such person or entity, directly, indirectly or beneficially, acting alone or in concert, (i) owns or controls more of the combined voting power of all classes of voting securities of the Company than does MTI and (ii) owns or controls more than 20% of the combined voting power of all classes of voting securities of the Company. Options granted under the 2001 Equity Incentive Plan on or after March 23, 2001 may be assumed, converted or replaced by the successor or acquiring corporation in the event of (i) a dissolution or liquidation of the Company, (ii) a merger or consolidation in which the Company is not the surviving corporation, subject to limited exceptions, or (iii) a merger in which the Company is the surviving corporation but after which the stockholders of the Company immediately prior to such merger cease to own their shares or other equity interest in the Company, subject to limited exceptions. If such successor or acquiring corporation refuses to assume or substitute the options, the vesting of such options will accelerate and the options will become exercisable in full prior to the consummation of such event. The 2001 Equity Incentive Plan provides that the Company may provide that the vesting of any or all options granted pursuant to the plan will accelerate and become immediately exercisable upon a Change of Control of the Company.


Non-Plan Option Grants

     On January 13, 1998, the Company made two option grants, each for 75,000 shares of the Company's common stock, to Mr. Kocher outside of the Company's stock option plans at an exercise price of $9.0062 per share. For the first grant, 25,000 of the option shares vested on May 31, 2001 in connection with the sale of the Company's PC Systems business to GTG PC Holdings, LLC ("GTG PC"). The remaining 50,000 option shares will vest at the end of seven full years of Mr. Kocher's continuous status as an employee or consultant of the Company. Acceleration provisions provide that the remaining 50,000 option shares shall vest immediately if prior to completion of this seven year period:
(i) a public offering of the Company's Web hosting business is completed and the Web hosting business subsequently achieves market capitalization averaging not less than $1 billion over five consecutive business days, or (ii) the market capitalization of the Company averages not less than approximately $2.73 billion as of close of trading over five consecutive business days. The Compensation Committee may lower the financial conditions for this accelerated vesting at any time at its discretion. In the event of a change in control, the unexercised portion of the option grant shall become immediately exercisable. For the second option grant, 50,000 of the option shares vested on April 6, 2000. The remaining 25,000 shares vested on May 31, 2001 in connection with the sale of the Company's PC Systems business to GTG PC. These options may not be exercised while any portion of the options granted under the Company's 1995 Equity Incentive Plan are vested and exercisable.


          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Serving on the compensation committee for fiscal 2001 were Directors John
B. Balousek, Robert Lee and Robert A. Lothrop. During fiscal 2001, Mr. Lothrop was also a director of MTI. For a description of transactions involving MTI in fiscal 2001, see "Related Party Transactions." On November 9, 2001, Mr. Lothrop resigned from his position on the board of directors. Currently the directors serving on the compensation committee are John B. Balousek and Robert Lee.


                           RELATED PARTY TRANSACTIONS

     Until August 6, 2001, Micron Technology, Inc. ("MTI"), owned approximately 60.7% of the Company's outstanding common stock. After the merger with Interland-Georgia, Inc. on August 6, 2001, this ownership was reduced to 42.9% of the Company's outstanding common stock. MTI sold all its shares of the Company's common stock to Micron Semiconductor Products, Inc. pursuant to a Stock Purchase Agreement on August 30, 2001. On that same day, Micron Semiconductor Products donated those shares to Micron Technology Foundation, Inc. pursuant to a Donation Agreement. As of August 31, 2001, the Micron Technology Foundation owned approximately 42.9% of the outstanding common stock of the Company. Currently, MTI owns no shares of the Company's common stock.

     Two of the Company's eight directors, Steven Appleton and Robert Lothrop, were also directors of MTI. Both Mr. Appleton and Mr. Lothrop resigned from their positions on the Board of Directors of the Company on November 9, 2001.

     During fiscal 2001, MTI supplied a substantial portion of the full specification random access memory components used in the Company's discontinued personal computer operations. In addition, the Company purchased non-standard memory components from MTI and its wholly owned subsidiary, Micron Semiconductor Asia Pte. Ltd. used in the Company's SpecTek operations. Purchases by the Company of these components from MTI and its wholly owned subsidiary, completed upon market terms and conditions, amounted to approximately $103,808,000 in fiscal 2001.

     In fiscal 2001, MTI and its subsidiaries paid the Company approximately $23,561,000 for purchases of PC systems and other equipment. In fiscal 2001, the Company paid MTI and its subsidiaries approximately $14,186,000 for equipment.

     Effective on September 2, 1999, the Company and MTI entered into an Amended and Restated Component Recovery Agreement (the "Amended Component Recovery Agreement"). The Amended Component Recovery Agreement expired on August 30, 2001. Under the Amended Component Recovery Agreement, the cost to the Company of components obtained from MTI was negotiated on a quarterly basis, but in no event was the cost less than 50% of pre-tax net income generated from the sale of SpecTek products derived from such components. In fiscal 2001, the Company paid approximately $99,483,000 to MTI pursuant to the Amended Component Recovery Agreement.

     The Amended Component Recovery Agreement also provided that MTI purchase and lease back to SpecTek equipment as is reasonably appropriate for SpecTek to perform its component recovery operations. MTI purchased capital assets in the amount of approximately $32,649,000 from SpecTek in fiscal 2001.

     Under the Amended Component Recovery Agreement, the Company had an option to require MTI to purchase all of the assets of SpecTek for a purchase price equal to the net book value of the assets. MTI had an option to require the Company to sell to it all of the assets of SpecTek under the same terms and conditions. Additionally, the Company had an option to require MTI to purchase, and MTI had the option to require the Company to sell to it, the assets of SpecTek at book value if MTI's ownership in the Company fell below 50% or if an unrelated third party acquired more than 30% of the Company.

     On March 22, 2001 the Company entered into a Purchase Agreement (the "Purchase Agreement") to sell all assets primarily used by SpecTek and certain land, buildings and intellectual property assets, formerly used primarily by the Company's discontinued PC Systems business, to MTI. Pursuant to the terms of the Purchase Agreement, the Company transferred the land, buildings and intellectual property to MTI on March 22, 2001. The assets used by SpecTek were transferred to MTI on April 5, 2001. The Company has leased back a portion of the land and buildings from MTI and has also been granted a license to use the intellectual property. The Company paid approximately $728,277 to MTI for the lease of the land and buildings in fiscal 2001. The Company sublet a portion of the land and buildings to SpecTek for two months in fiscal 2001 for approximately $200,594, after which time the rent payable by SpecTek for that portion was deducted from the amount the Company paid MTI for the lease of the remaining land and buildings in fiscal 2001. The estimated proceeds from the sale of assets under the Purchase Agreement are $136 million, less $92 million of inter-company accounts payable to MTI. The Company received $18 million of cash in excess of the historical cost of the land, buildings, and intellectual property.

     In connection with the execution of the merger agreement between the Company and Interland-Georgia, the Company, Interland-Georgia and MTI entered into an MTI registration rights agreement under which the Company granted MTI registration rights with respect to the shares of the Company's common stock that MTI owned. This agreement required the Company to file a registration statement registering for public resale at least 25% of the shares of the Company's common stock that were beneficially owned by MTI, or a lesser percentage provided the aggregate offering price exceeded $5.0 million, upon the request of MTI. The Company was only required to effect one registration in any six-month period. In addition, MTI was entitled to "piggyback" registration rights so as to be able to include its shares of the Company's common stock in a registration statement filed by the Company. This agreement was replaced by the amended and restated registration rights agreement as described below.

     In connection with the execution of the merger agreement between the Company and Interland-Georgia, the Company amended and restated its registration rights agreement and added MTI as a party to that agreement. This agreement requires the Company to file a registration statement registering for public resale at least 25% of the registrable securities that are held by the former Interland shareholders that are parties to this agreement and MTI, or a lesser percentage provided the aggregate offering price exceeds $5.0 million, upon request by those shareholders. The Company will only be required to effect one registration in any six-month period. In addition, the parties to this agreement holding registrable securities will be entitled to "piggyback" registration rights so as to be able to include their shares of the Company's common stock in a registration statement filed by the Company.

     In connection with the execution of the merger agreement between the Company and Interland-Georgia, the Company and MTI entered into an MTI shareholder agreement. In addition, Micron Semiconductor Products, Inc. and the Micron Technology Foundation were bound by the resale restrictions in the MTI shareholder agreement. The MTI shareholder agreement was terminated in February 2002 in connection with the sale by the Micron Technology Foundation of all of its shares of the Company's common stock. Under this agreement MTI agreed not to sell any shares of the Company's common stock beneficially held by it, for a period of nine months after the closing of the merger between the Company and Interland-Georgia. This agreement was subject to some exceptions, which included but were not limited to, transfers:

    o to the Company;

    o in a public offering of the Company's securities;

    o in response to a third party tender offer or exchange offer;

    o in a merger or consolidation; or

    o under a plan of liquidation approved by the Company.

In addition, MTI was also permitted to transfer shares of the Company's common stock to any other person provided that the person agreed to be bound by these resale restrictions of this MTI shareholder agreement. MTI also agreed not to acquire additional voting securities of the Company's common stock or beneficial ownership of the Company's common stock for a period of 18 months after the closing of the merger between the Company and Interland-Georgia, subject to specific exceptions. MTI also granted to the Company an option to purchase, at any time after the closing of the merger until two years after the closing of the merger, all outstanding shares of the Company's common stock held by MTI in excess of 25% of the Company's outstanding capital stock. The purchase price for this option was the average of the closing prices of the securities on a national securities exchange or the Nasdaq National Market over the 20 trading day period ending two days prior to the purchase of the stock under this option. The MTI shareholder agreement also provided that MTI would have the right to receive information with respect to the Company so long as MTI held at least 5% of the outstanding voting stock of the Company.

     Upon the transfer of MTI's shares of the Company's common stock to the Micron Technology Foundation on August 30, 2001, the Micron Technology Foundation agreed not to sell any shares of the Company's common stock beneficially held by it, for a period of nine months after the closing of the merger between the Company and Interland-Georgia. This agreement is subject to some exceptions, which include but are not limited to, transfers:

    o to the Company;

    o in a public offering of the Company's securities;

    o in response to a third party tender offer or exchange offer;

    o in a merger or consolidation; or

    o under a plan of liquidation approved by the Company.

In addition, the Micron Technology Foundation is also permitted to transfer shares of the Company's common stock to any other person provided that the person agrees to be bound by these resale restrictions of this shareholder agreement.

     On February 8, 2002, the Micron Technology Foundation sold all of its approximately 58.6 million shares of the Company's common stock at a price of $1.25 per share to a number of private investors pursuant to a stock purchase agreement. The closing price of the Company's common stock on the Nasdaq National Market on February 8, 2002 was $1.99 per share. Under this stock purchase agreement, the Company purchased 5,822,863 shares; Robert T. Slezak, a member of the Company's board of directors, purchased 800,000 shares; Joel J. Kocher, the Company's Chairman and Chief Executive Officer, purchased 200,000 shares; Robert C. Lee, a member of the Company's board of directors, purchased 200,000 shares; and John B. Balousek, a member of the Company's board of directors, purchased 100,000 shares. Pursuant to an Investor Rights Agreement dated February 8, 2002 by and between the Company and each of the purchasers, all the purchasers agreed not to sell the shares they purchased from the Foundation until after May 6, 2002 and to limit resales thereafter through the end of 2002, even if the shares are registered with the SEC.

     In December 2000, the Company entered into a Retention Agreement with Savino R. "Sid" Ferrales, the Senior Vice President, Human Resources. The agreement provided for Mr. Ferrales to receive two bonuses. The first bonus was a retention bonus of $135,000 following execution of the agreement, and an additional $135,000 if Mr. Ferrales remained with the Company through May 31, 2001. The agreement provided that Mr. Ferrales would be required to repay the first bonus if he was terminated for cause or voluntarily resigned without good reason before the earlier to occur of a change of control or December 1, 2001. Such a change of control occurred when the Company sold the assets of its PC Systems business to GTG PC on May 31, 2001, and Mr. Ferrales was entitled to keep the first bonus. The second bonus was in the amount of $270,000 if Mr. Ferrales remained with the Company for six months following a change of control. Mr. Ferrales remained with the Company for this period, which ended on November 30, 2001, and received the second bonus. Finally, the agreement provided for Mr. Ferrales to receive a gross-up payment in the event that any payment pursuant to the agreement was subject to an excise tax. Mr. Ferrales did not receive a gross-up payment in fiscal year 2001.

     In December 2000, the Company entered into a Retention Agreement with Steven P. Arnold, the former Vice President and General Counsel. This agreement was amended in April 2001. As amended, the agreement provided for Mr. Arnold to receive three bonuses. The first bonus was a retention bonus of $125,000 following the execution of the agreement, and an additional $125,000 if Mr. Arnold remained with the Company until May 31, 2001. The agreement provided that Mr. Arnold would be required to repay the first bonus payments if he was terminated for cause or voluntarily resigned without good reason before the earlier to occur of a change of control or August 31, 2001. A change of control occurred when the Company sold the assets of its PC Systems business to GTG PC on May 31, 2001, and Mr. Arnold was entitled to keep the entire first bonus. The second bonus was in the amount of $250,000, to be paid to Mr. Arnold following a change of control. Mr. Arnold would be required to repay the second bonus if he was terminated for cause or voluntarily resigned without good reason before August 30, 2001. Mr. Arnold remained with the Company through August 30, 2001 and received the entire second bonus. The third bonus was a transaction bonus to be paid upon the closing of the sale of the Company's PC Systems business, which occurred on May 31, 2001. Under the terms of the transaction bonus schedule, Mr. Arnold was not entitled to receive the transaction bonus. Finally, the agreement provided for Mr. Arnold to receive a gross-up payment in the event that any payment pursuant to the agreement was subject to an excise tax. Mr. Arnold did not receive a gross-up payment in fiscal year 2001.

     In December 2000, the Company entered into a Retention Agreement with Lyle
W. Jordan, the former Senior Vice President and Group General Manager (VND Division President) of the Company. The agreement provided for Mr. Jordan to receive three bonuses. The first bonus was a retention bonus of $550,000 following execution of the agreement. The agreement provided that Mr. Jordan would be required to repay this retention bonus if he was terminated for cause or voluntarily resigned without good reason before the earlier to occur of a change of control or December 1, 2001. Such a change of control occurred when the Company sold the assets of its PC Systems business to GTG PC on May 31, 2001, and Mr. Jordan was entitled to keep the entire first bonus. The second bonus was in the amount of $425,000 if Mr. Jordan received an offer of employment from GTG PC and remained with GTG PC for six months. In the alternative, the agreement provided for a bonus of $1,125,000 if Mr. Jordan did not receive an offer from GTG PC. Mr. Jordan did not receive an offer of employment from GTG PC and was paid the $1,125,000 bonus.The third bonus was a transaction bonus to be paid upon the closing of the sale of the Company's PC Systems business, which occurred on May 31, 2001. Under the terms of the transaction bonus schedule, Mr. Jordan was not entitled to receive the transaction bonus. Finally, the agreement provided for Mr. Jordan to receive a gross-up payment in the event that any payment pursuant to the agreement was subject to an excise tax. Mr. Jordan received a gross-up payment in the amount of $545,514.

     In December 2000, the Company entered into a Retention Agreement with Michael S. Adkins, the former Division President, Micron PC Direct. The agreement provided for Mr. Adkins to receive three bonuses. The first bonus was a retention bonus of $150,000 following the execution of the agreement, and an additional $150,000 if Mr. Adkins remained with the Company for six months or until a change of control. The agreement provided that Mr. Adkins would be required to repay the first bonus payments if he was terminated for cause or voluntarily resigned without good reason before the earlier to occur of a change of control or August 31, 2001. A change of control occurred when the Company sold the assets of its PC Systems business to GTG PC on May 31, 2001, and Mr. Adkins was entitled to keep the entire first bonus. The second bonus was in the amount of $300,000, to be paid to Mr. Adkins following termination for any reason following the change of control, which Mr. Adkins was entitled to keep. The third bonus was a transaction bonus to be paid upon the closing of the sale of the Company's PC Systems business, which occurred on May 31, 2001. Under the terms of the transaction bonus schedule, Mr. Adkins was not entitled to receive the transaction bonus. Finally, the agreement provided for Mr. Adkins to receive a gross-up payment in the event that any payment pursuant to the agreement was subject to an excise tax. Mr. Adkins did not receive a gross-up payment in fiscal year 2001.

     On March 22, 2001, the Company entered into an Employment Agreement Assumption and Amendment with Kenneth Gavranovic. This agreement became effective on August 6, 2001, in connection with the merger with Interland-Georgia. Under the terms of this agreement, Mr. Gavranovic shall be employed as the Vice Chairman and Chief Technical Officer of the Company, with an annual base salary of $300,000 per year. Mr. Gavranovic is entitled to receive an annual stock option bonus for a minimum number of shares of common stock equal to $200,000 divided by the fair market value of the Company's common stock on the date of grant. If Mr. Gavranovic's employment is terminated without cause, or is terminated by him as a result of disability or other good reason as described in the agreement, he will continue to receive payment of his base salary for the greater of one year or the unexpired portion of the term of the agreement. He also has agreed not to compete with the Company during the term of his agreement, and for a period of one year following the termination of his employment.


     In December 1998, Interland-Georgia loaned $25,000, and in May 1999, Interland-Georgia loaned $200,000 to Kenneth Gavranovic, one of its co-founders. Mr. Gavranovic is presently the Vice Chairman and Chief Technical Officer of the Company. This loan was evidenced by a full-recourse promissory note that bore interest at the rate of 10% per annum. The principal balance of Mr. Gavranovic's note was payable on demand when the Company assumed them on August 6, 2001 in connection with the Company's acquisition of Interland-Georgia. The notes were secured by a separate stock pledge agreement, whereby Mr. Gavranovic pledged 432,000 shares of Interland-Georgia common stock to secure his obligations. After giving effect to a subsequent stock split and the conversion ratio for shares of Interland-Georgia that were exchanged for Company Common Stock in connection with the acquisition of Interland-Georgia, Mr. Gavranovic had approximately 371,952 shares of Company common stock subject to the stock pledge agreement. The Company demanded repayment of the notes from Mr. Gavranovic on October 26, 2001 and offered him the opportunity to repay the notes through an exchange of the shares pledged under the respective stock pledge agreements. Mr. Gavranovic accepted this offer and repaid the total amount $218,259.18 in outstanding principal and interest on the notes through an exchange of approximately 183,286 shares of Company common stock (valued at the closing price of $1.54 on November 9, 2001). Subject to the effectiveness and completion of these transactions, all of the notes between Mr. Gavranovic and the Company have been satisfied in full and cancelled. Interland-Georgia guaranteed Kenneth Gavranovic's loan obligations to Bear, Stearns & Co. Inc., to repay a $3.4 million loan. Mr. Gavranovic entered into an agreement with Interland-Georgia pursuant to which he agreed to promptly repay Interland-Georgia any amounts that Interland-Georgia may have paid under that guarantee. The Company assumed the rights and obligations of the guarantee upon the merger with Interland-Georgia. This loan is secured by a lien on all the shares of the Company owed by Mr. Gavranovic, and salary, severance pay, or other amounts payable to Mr. Gavranovic may be offset against the loan.


     On March 19, 2001, the Company lent Garrett Mullins, its Vice President of Sales, $100,000 pursuant to a promissory note in conjunction with his relocation. The promissory note matures September 30, 2002, and does not provide that any interest will be charged on the amount. Since Mr. Mullins earned a bonus for the third quarter of fiscal 2001, pursuant to the terms of the promissory note, the Company forgave the sum of $36,000 within 30 days of May 31, 2001. As of December 31, 2001, the remaining principal on this loan was $32,412.


                             SHAREHOLDER PROPOSALS


     Shareholder proposals for inclusion in our proxy statement and form of proxy relating to our 2002 annual meeting of shareholders must be received no later than November 20, 2002 and must comply with applicable laws and regulations and the Company's Bylaws. Persons named as proxies in the proxy solicited by the board of directors for the 2002 annual meeting may exercise discretionary voting authority on any proposal presented by a shareholder at that meeting if the Company receives notice of the proposal after February 3, 2003 or if the Company receives notice of the proposal by that date and discloses the proposal in the proxy statement and how management intends to vote proxies on the proposal.

                        COMPLIANCE UNDER SECTION 16(a)
                     OF THE SECURITIES EXCHANGE ACT OF 1934


     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and officers and persons who own beneficially more than 10% (collectively, the "Beneficial Owners") of a registered class of the Company's equity securities, to file initial reports of ownership and reports of changes of ownership with the SEC. Copies of all filed reports are required to be furnished to the Company pursuant to Section 16(a). Based solely on the reports received by the Company and on written representations from reporting persons, the Company believes that the Beneficial Owners complied with all applicable Section 16(a) filing requirements during the fiscal year ended August 31, 2001 with the exception of Mr. Steven H. Laney, an executive officer of the Company, who filed late a Form 4 for the month of March 2001, Micron Technology, Inc. ("MTI"), a former 10% shareholder of the Company, which failed to file a Form 4 for the month of August 2001 and the Micron Technology Foundation, a 10% shareholder of the Company, which failed to file a Form 3 promptly. Both MTI and the Micron Technology Foundation filed Forms 5 in lieu of their respective filings. The compensation committee of the board of directors of the Company authorized the grant of options to purchase the Company's common stock to Mark Alexander, David Buckel, Nick Farsi, Sid Ferrales, Barbara Gibson, Cliff Luckey, Grant Mullins and Joel Kocher on August 6, 2001. The Company did not notify these individuals of these grants until December 17, 2001. Therefore, no Forms 5 were filed for those grants.


                                OTHER BUSINESS


     The board of directors does not intend to bring any other business before the meeting, and the Company does not know of any other matters to be brought before the meeting except as specified in the notice of the meeting. As to any business that may properly come before the meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect of such matters in accordance with the judgment of the persons voting the proxies.


     Whether or not you plan to attend the meeting, please complete, date, sign and promptly return the accompanying proxy in the enclosed postage-paid envelope so that your shares will be represented at the meeting.

                                 INTERLAND,INC.
                     303 PEACHTREE CENTER AVENUE,SUITE 500
                             ATLANTA,GEORGIA 30303

                                   ----------

                 NOTICE OF 2002 ANNUAL MEETING OF SHAREHOLDERS
                            Wednesday, April 24, 2002

                                   ----------

     The undersigned shareholder(s)of Interland, Inc., a Minnesota corporation, hereby acknowledges receipt of the notice of annual meeting of shareholders of Interland, Inc. and the proxy statement, each dated March 1, 2002, and hereby appoints Joel J. Kocher and Steven P. Arnold, and each of them, proxies and attorneys-in-fact, with full power of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the annual meeting of shareholders of Interland, Inc., to be held on Wednesday, April 24, 2002, at 10:00 a.m. Eastern Daylight Time, at the Company's offices at 303 Peachtree Center Avenue, Suite 500, Atlanta, Georgia, and at any adjournment(s) or postponement(s) thereof, and to vote, as designated on the proposals set forth on the reverse side, all shares of Interland, Inc. common stock which the undersigned would be entitled to vote, if then and there personally present.

     The shares represented by this proxy, when properly executed and returned in a timely manner, will be voted at the annual meeting of shareholders and any adjournments thereof in the manner directed herein by the undersigned shareholder(s). If no direction is made, this proxy will be voted FOR Proposals No. 1 and 2 described on the reverse side. If any other matters properly come before the annual meeting, the persons named in this proxy will vote in their discretion.

     This proxy must be signed by the shareholder(s) exactly as his or her name appears hereon. If more than one name appears, all persons so designated should sign. Attorneys, executors, administrators, trustees and guardians should indicate their capacities. If the signer is a corporation, please print full corporate name and indicate capacity of duly authorized officer executing on behalf of the corporation. If the signer is a partnership, please print full partnership name and indicate capacity of duly authorized person executing on behalf of the partnership.

     Whether or not you plan to attend the meeting, please complete, date, sign and promptly return the accompanying proxy in the enclosed postage-paid envelope so that your shares may be represented at the meeting.

                                INTERLAND, INC.

                          303 PEACHTREE CENTER AVENUE,
                                   SUITE 500
                             ATLANTA, GEORGIA 30303


VOTE BY INTERNET - WWW.PROXYVOTE.COM
Use the Internet to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site. You will be prompted to enter your 12-digit Control Number which is located below to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call. You will be prompted to enter your 12-digit Control Number which is located below and then follow the simple instructions the Vote Voice provides you.

VOTE BY MAIL
Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Interland, Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:                         INTLND      KEEP THIS PORTION FOR YOUR RECORDS
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                DETACH AND RETURN THIS PORTION ONLY
                                   THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

-----------------------------------------------------------------------------------------------------------------------------------
INTERLAND, INC.


Your vote is important, regardless of the number of shares that you own.

Vote on Proposals                                                                     FOR    AGAINST  ABSTAIN

                                                                                       [ ]     [ ]       [ ]
1.   To approve the Company's 2002 Equity Incentive Plan.

2. To approve an amendment to the Company's Articles of Incorporation to increase the authorized number of shares of Common Stock from 200,000,000 to 210,000 shares.

3. To transact such other business as may properly come before the meeting or any adjournment(s) or postponement(s) thereof.

     These items of business are more fully described in the proxy statement accompanying this notice. Only shareholders of record at the close of business on March 1, 2002 are entitled to notice of, and to vote at, the meeting or any adjournment of the meeting.

If you plan to attend the Annual Meeting, please mark this box. [ ]



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Signature [PLEASE SIGN WITHIN BOX]        Date       Signature (Joint Owners)       Date

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